EXHIBIT 99.1

ORION GROUP HOLDINGS REPORTS

SECOND QUARTER 2023 RESULTS

HOUSTON – July 26, 2023 – Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported its financial results for the second quarter ended June 30, 2023.

Highlights for the quarter ended June 30, 2023:

●Contract revenues of $182.5 million increased 14.7% sequentially
●Net loss was $0.3 million or $0.01 per diluted share
●Adjusted EBITDA was $3.7 million
●Concrete segment returned to profitability during the second quarter
●Marine awarded two dredging contracts totaling $45 million from the Army Corps of Engineers
●Backlog and awarded contracts totaled $903 million at quarter end

See definitions and reconciliation of non-GAAP measures elsewhere in this release.

Management Commentary

“Our second quarter performance was a significant improvement over our first quarter results and reflected the progress our team is making in executing our strategy to achieve long-term growth and value creation,” said Travis Boone, Chief Executive Officer of Orion Group Holdings.

“Nine months ago, we began our journey to turn Orion around. We started with a long checklist and have ticked off many of the boxes—all focused on de-risking the business to clear the path for long-term growth and profitability.  After two years of reporting losses, our Concrete business turned profitable in the month of March and continues to generate profit each month. We have attracted great talent to focus on business development and drive growth. And perhaps most critical, we shored up our balance sheet and liquidity, securing a new $103 million ABL credit facility and providing $25 million in liquidity through sale-leaseback transactions.”

“Looking ahead, we are optimistic that we will see continued improvement for the rest of this year and beyond. Our company is now fundamentally stronger and well positioned for accelerated growth . We are fortunate to have the most exceptional people in the industry and two businesses with different catalysts of growth—Concrete more driven by the private sector; Marine by the public sector—that can balance one another during challenging times and different business cycles. When both businesses are performing well—as we believe is within reach in 2024—they can deliver dramatic growth and strong results for all stakeholders,” concluded Boone.

Second Quarter 2023 Results

Contract revenues of $182.5 million increased 14.7% sequentially and decreased 6.2% from $194.6 million in the second quarter last year, primarily due to our decision to exit the unprofitable concrete business in central Texas, partially offset by an increase in marine segment revenue primarily related to the Pearl Harbor, Hawaii drydock project.

Gross profit was $13.8 million or 7.6% of revenue down from $14.3 million or 7.4% of revenue in the second quarter of 2022. The increase in gross profit margin was primarily driven by margin improvements in the concrete business, partially offset by lower equipment and labor utilization in our marine segment as compared to the prior year period.

Selling, general and administrative (“SG&A”) expenses were $18.1 million, up 5.1% from $17.2 million in the comparable period. As a percentage of total contract revenues, SG&A expenses increased to 9.9% from 8.9%, primarily due to lower revenues in the second quarter. The increase in SG&A dollars reflected an increase in compensation expense for key new hires, partially offset by lower consulting expense related to the completion of the management transition.

Net loss for the second quarter was $0.3 million or $0.01 per diluted share compared to a net loss of $3.1 million or $0.10 per diluted share year-over-year.

The second quarter 2023 net loss included $4.3 million ($0.13 diluted loss per share) of non-recurring items. Second quarter 2023 adjusted net loss was $4.5 million ($0.14 diluted loss per share).

EBITDA for the second quarter of 2023 was $7.6 million, representing a 4.2% EBITDA margin, as compared to EBITDA of $3.3 million, or a 1.7% EBITDA margin in the second quarter last year. Adjusted for non-recurring items, EBITDA for the second quarter of 2023 was $3.7 million, representing a 2.0% adjusted EBITDA margin, as compared to adjusted EBITDA for the second quarter of 2022 of $5.7 million, representing a 2.9% adjusted EBITDA margin.

Backlog

Total backlog at June 30, 2023 was $818.7 million, compared to $467.4 million at March 31, 2023 and $603.2 million at June 30, 2022 due in substantial part to the award of the Hawaii contract. Backlog for the Marine segment was $614.9 million, compared to $187.0 million at March 31, 2023 and $281.0 million at June 30, 2022. Backlog for the Concrete segment was $203.8 million, compared to $280.4 million at March 31, 2023 and $322.2 million at June 30, 2022. In addition, the Company has been awarded $84 million in new project work not included in backlog at the end of the quarter.

Recent Wins

Orion was awarded two additional contracts totaling $45 million for work that will be performed in 2023,both contracts from the Army Corps of Engineers. The first is a $27 million contract for dredging in Texas. The second is an $18 million contract for dredging in Louisiana.

Balance Sheet Update

As of June 30, 2023, current assets were $226.7 million, including unrestricted cash and cash equivalents of $8.9 million. Total debt outstanding as of June 30, 2023 was $36.9 million.  At the end of the quarter, the Company had no outstanding revolver draws.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the second quarter 2023 at 9:00 a.m. Eastern Time/8:00 a.m. Central Time on Thursday, July 27, 2023. To participate, please dial (800) 715-9871 and ask for the Orion Group Holdings Conference Call. A live audio webcast of the call will also be available on the Investor Relations section of Orion’s website at https://www.oriongroupholdingsinc.com/investor/ and will be archived for replay.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Hawaii, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its concrete segment provides turnkey concrete construction services including place and finish, site prep, layout, forming, and rebar placement for large commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas. https://www.oriongroupholdingsinc.com.

Backlog Definition

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress but are not yet complete. The Company cannot guarantee that the revenue implied by its backlog will be realized, or, if realized, will result in earnings. Backlog can fluctuate from period to period due to the timing and execution of contracts. The typical duration of the Company’s projects ranges from three to nine months on shorter projects to multiple years on larger projects. The Company's backlog at any point in time includes both revenue it expects to realize during the next twelve-month period as well as revenue it expects to realize in future years.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income/loss,” “adjusted earnings/loss per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable GAAP financial information. Investors are urged to consider these non-GAAP measures in addition to and not in substitute for measures prepared in accordance with GAAP.

Adjusted net income/loss and adjusted earnings/loss per share are not an alternative to net income/loss or earnings/loss per share. Adjusted net income/loss and adjusted earnings/loss per share exclude certain items that management believes impairs a meaningful comparison of operating results. The Company believes these adjusted financial measures are a useful adjunct to earnings/loss calculated in accordance with GAAP because management uses adjusted net income/loss available to common stockholders to evaluate the Company's operational trends and performance relative to other companies. Generally, items excluded are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income/loss before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impairs a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with GAAP, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, of which provisions the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, , are forward-looking statements. Forward-looking statements also include project award announcements, estimated project start dates, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward-looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise, except as required by law.

Please refer to the Company's 2022 Annual Report on Form 10-K, filed on March 16, 2023, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contacts:

Financial Profiles, Inc.

Margaret Boyce 310-622-8247

orn@finprofiles.com

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Contract revenues	182,534	194,575	341,708	369,506
Costs of contract revenues	168,748	180,244	322,082	342,359
Gross profit	13,786	14,331	19,626	27,147
Selling, general and administrative expenses	18,119	17,233	35,136	33,403
Amortization of intangible assets	162	310	324	620
Gain on disposal of assets, net	(6,534)	(364)	(7,230)	(1,173)
Operating income (loss)	2,039	(2,848)	(8,604)	(5,703)
Other (expense) income:
Other income	250	55	543	99
Interest income	41	16	69	35
Interest expense	(2,627)	(958)	(4,260)	(1,698)
Other expense, net	(2,336)	(887)	(3,648)	(1,564)
Loss before income taxes	(297)	(3,735)	(12,252)	(7,267)
Income tax (benefit) expense	(42)	(681)	598	643
Net loss	$(255)	$(3,054)	$(12,850)	$(7,910)

Basic loss per share	$(0.01)	$(0.10)	$(0.40)	$(0.26)
Diluted loss per share	$(0.01)	$(0.10)	$(0.40)	$(0.26)
Shares used to compute loss per share:
Basic	32,290,392	30,949,298	32,235,842	30,960,277
Diluted	32,290,392	30,949,298	32,235,842	30,960,277

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended June 30,
	2023		2022
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$79,171	78.7%	$52,280	63.5%
Private sector	21,372	21.3%	30,039	36.5%
Marine segment total	$100,543	100.0%	$82,319	100.0%
Concrete segment
Public sector	$6,261	7.6%	$7,505	6.7%
Private sector	75,730	92.4%	104,751	93.3%
Concrete segment total	$81,991	100.0%	$112,256	100.0%
Total	$182,534		$194,575

Operating income (loss)
Marine segment	$3,492	3.5%	$2,516	3.1%
Concrete segment	(1,453)	(1.8)%	(5,364)	(4.8)%
Total	$2,039		$(2,848)

	Six months ended June 30,
	2023		2022
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$132,669	73.8%	$109,588	65.7%
Private sector	47,172	26.2%	57,211	34.3%
Marine segment total	$179,841	100.0%	$166,799	100.0%
Concrete segment
Public sector	$9,688	6.0%	$12,998	6.4%
Private sector	152,179	94.0%	189,709	93.6%
Concrete segment total	$161,867	100.0%	$202,707	100.0%
Total	$341,708		$369,506

Operating (loss) income
Marine segment	$(2,588)	(1.4)%	$4,356	2.6%
Concrete segment	(6,016)	(3.7)%	(10,059)	(5.0)%
Total	$(8,604)		$(5,703)

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Net loss	$(255)	$(3,054)	$(12,850)	$(7,910)
One-time charges and the tax effects:
Net gain on Port Lavaca South Yard property sale	(5,202)	—	(5,202)	—
ERP implementation	310	323	496	1,229
Professional fees related to management transition	—	394	—	808
Severance	24	867	126	940
Tax rate applied to one-time charges (1)	584	(809)	550	(96)
Total one-time charges and the tax effects	(4,284)	775	(4,030)	2,881
Federal and state tax valuation allowances	13	1,362	2,070	878
Adjusted net loss	$(4,526)	$(917)	$(14,810)	$(4,151)
Adjusted EPS	$(0.14)	$(0.03)	$(0.46)	$(0.13)

(1)	Items are taxed discretely using the Company's effective tax rate which differs from the Company’s statutory federal rate primarily due to state income taxes and the non-deductibility of other permanent items.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Net loss	$(255)	$(3,054)	$(12,850)	$(7,910)
Income tax (benefit) expense	(42)	(681)	598	643
Interest expense, net	2,586	942	4,191	1,663
Depreciation and amortization	5,343	6,098	10,789	12,361
EBITDA (1)	7,632	3,305	2,728	6,757
Stock-based compensation	945	794	1,469	1,164
Net gain on Port Lavaca South Yard property sale	(5,202)	—	(5,202)	—
ERP implementation	310	323	496	1,229
Professional fees related to management transition	—	394	—	808
Severance	24	867	126	940
Adjusted EBITDA(2)	$3,709	$5,683	$(383)	$10,898
Operating income margin	1.1%	(1.5)%	(2.5)%	(1.5)%
Impact of other income	0.1%	0.1%	0.2%	—%
Impact of depreciation and amortization	2.9%	3.1%	3.2%	3.3%
Impact of stock-based compensation	0.5%	0.4%	0.4%	0.3%
Impact on net gain on Port Lavaca South Yard property sale	(2.8)%	—%	(1.5)%	—%
Impact of ERP implementation	0.2%	0.2%	0.1%	0.3%
Impact of professional fees related to management transition	—%	0.2%	—%	0.2%
Impact of severance	—%	0.4%	—%	0.3%
Adjusted EBITDA margin(2)	2.0%	2.9%	(0.1)%	2.9%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, professional fees related to management transition and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	June 30,		June 30,
	2023	2022	2023	2022
Operating income (loss)	3,492	2,516	(1,453)	(5,364)
Other income	250	55	—	—
Depreciation and amortization	3,812	4,236	1,531	1,862
EBITDA (1)	7,554	6,807	78	(3,502)
Stock-based compensation	923	768	22	26
Net gain on Port Lavaca South Yard property sale	(5,202)	—	—	—
ERP implementation	168	117	142	206
Professional fees related to management transition	—	165	—	229
Severance	2	867	22	—
Adjusted EBITDA(2)	$3,445	$8,724	$264	$(3,041)
Operating income (loss) margin	3.5%	3.1%	(1.9)%	(4.8)%
Impact of other income	0.2%	0.1%	—%	—%
Impact of depreciation and amortization	3.8%	5.1%	2.0%	1.7%
Impact of stock-based compensation	0.9%	0.9%	—%	—%
Impact on net gain on Port Lavaca South Yard property sale	(5.2)%	—%	—%	—%
Impact of ERP implementation	0.2%	0.1%	0.2%	0.2%
Impact of professional fees related to management transition	—%	0.2%	—%	0.2%
Impact of severance	—%	1.1%	—%	—%
Adjusted EBITDA margin (2)	3.4%	10.6%	0.3%	(2.7)%

	Marine		Concrete
	Six months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Operating(loss) income	(2,588)	4,356	(6,016)	(10,059)
Other income	543	99	—	—
Depreciation and amortization	7,647	8,559	3,142	3,802
EBITDA (1)	5,602	13,014	(2,874)	(6,257)
Stock-based compensation	1,442	1,111	27	53
Net gain on Port Lavaca South Yard property sale	(5,202)	—	—	—
ERP implementation	261	555	235	674
Professional fees related to management transition	—	365	—	443
Severance	38	940	88	—
Adjusted EBITDA(2)	$2,141	$15,985	$(2,524)	$(5,087)
Operating (loss) income margin	(1.4)%	2.6%	(3.6)%	(5.0)%
Impact of other income	0.3%	0.1%	—%	—%
Impact of depreciation and amortization	4.3%	5.1%	1.8%	2.0%
Impact of stock-based compensation	0.8%	0.7%	—%	—%
Impact on net gain on Port Lavaca South Yard property sale	(2.9)%	—%	—%	—%
Impact of ERP implementation	0.1%	0.3%	0.1%	0.3%
Impact of professional fees related to management transition	—%	0.2%	—%	0.2%
Impact of severance	—%	0.6%	0.1%	—%
Adjusted EBITDA margin (2)	1.2%	9.6%	(1.6)%	(2.5)%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, professional fees related to management transition and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows Summarized

(In Thousands)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Net loss	$(255)	$(3,054)	$(12,850)	$(7,910)
Adjustments to remove non-cash and non-operating items	1,511	8,018	8,179	15,069
Cash flow from net loss after adjusting for non-cash and non-operating items	1,256	4,964	(4,671)	7,159
Change in operating assets and liabilities (working capital)	(10,199)	(3,348)	(7,305)	4,517
Cash flows (used in) provided by operating activities	$(8,943)	$1,616	$(11,976)	$11,676
Cash flows provided by (used in) investing activities	$10,700	$(4,148)	$9,400	$(6,958)
Cash flows provided by (used in) financing activities	$5,823	$3,895	$9,217	$(8,922)

Capital expenditures (included in investing activities above)	$(2,052)	$(4,478)	$(3,928)	$(8,001)

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six months ended June 30,
	2023	2022
Cash flows from operating activities
Net loss	$(12,850)	$(7,910)
Adjustments to reconcile net Loss to net cash used in operating activities:
Depreciation and amortization	9,314	10,815
Amortization of ROU operating leases	2,464	2,459
Amortization of ROU finance leases	1,475	1,546
Write-off of debt issuance costs upon debt modification	119	—
Amortization of deferred debt issuance costs	537	161
Deferred income taxes	5	41
Stock-based compensation	1,469	1,164
Gain on disposal of assets, net	(7,230)	(1,173)
Allowance for credit losses	26	56
Change in operating assets and liabilities:
Accounts receivable	(10,068)	(23,158)
Income tax receivable	(196)	(73)
Inventory	(309)	(664)
Prepaid expenses and other	2,794	5,050
Contract assets	8,954	1,511
Accounts payable	(12,495)	25,363
Accrued liabilities	3,188	(2,266)
Operating lease liabilities	(2,495)	(2,317)
Income tax payable	176	192
Contract liabilities	3,146	879
Net cash (used in) provided by operating activities	(11,976)	11,676
Cash flows from investing activities:
Proceeds from sale of property and equipment	13,328	1,043
Purchase of property and equipment	(3,928)	(8,001)
Net cash used in investing activities	9,400	(6,958)
Cash flows from financing activities:
Borrowings on credit	57,822	5,000
Payments made on borrowings on credit	(54,960)	(11,742)
Proceeds from sale-leaseback arrangement	14,140	—
Loan costs from Credit Facility	(5,978)	(611)
Payments of finance lease liabilities	(1,618)	(1,472)
Purchase of vested stock-based awards	(189)	(97)
Net cash provided by (used in) financing activities	9,217	(8,922)
Net change in cash, cash equivalents and restricted cash	6,641	(4,204)
Cash, cash equivalents and restricted cash at beginning of period	3,784	12,293
Cash, cash equivalents and restricted cash at end of period	$10,425	$8,089

Orion Group Holdings, Inc. and Subsidiaries

Condensed Balance Sheets

(In Thousands, Except Share and Per Share Information)

	June 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,883	3,784
Restricted cash	1,542	—
Accounts receivable:
Trade, net of allowance for credit losses of $576 and $606, respectively	120,010	106,758
Retainage	48,232	50,873
Income taxes receivable	598	402
Other current	3,205	3,526
Inventory	2,862	2,862
Contract assets	34,949	43,903
Prepaid expenses and other	6,370	8,229
Total current assets	226,651	220,337
Property and equipment, net of depreciation	91,793	100,977
Operating lease right-of-use assets, net of amortization	22,010	14,978
Financing lease right-of-use assets, net of amortization	14,684	15,839
Inventory, non-current	5,778	5,469
Intangible assets, net of amortization	6,993	7,317
Deferred income tax asset	67	70
Other non-current	1,233	2,168
Total assets	$369,209	$367,155
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$13,277	$34,956
Accounts payable:
Trade	73,756	87,605
Retainage	1,441	1,198
Accrued liabilities	26,106	18,466
Income taxes payable	698	522
Contract liabilities	40,866	37,720
Current portion of operating lease liabilities	6,152	4,738
Current portion of financing lease liabilities	3,515	4,031
Total current liabilities	165,811	189,236
Long-term debt, net of debt issuance costs	23,659	716
Operating lease liabilities	16,095	11,018
Financing lease liabilities	10,159	11,102
Other long-term liabilities	27,042	17,072
Deferred income tax liability	213	211
Total liabilities	242,979	229,355
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 33,122,768 and 32,770,550 issued; 32,411,537 and 32,059,319 outstanding at June 30, 2023 and December 31, 2022, respectively	331	328
Treasury stock, 711,231 shares, at cost, as of June 30, 2023 and December 31, 2022, respectively	(6,540)	(6,540)
Additional paid-in capital	189,461	188,184
Retained loss	(57,022)	(44,172)
Total stockholders’ equity	126,230	137,800
Total liabilities and stockholders’ equity	$369,209	$367,155